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                                                                    EXHIBIT 23.1
CONSENT OF ERNST & YOUNG LLP


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-29911) pertaining to the Employee Stock Purchase Plan of Waterlink,Inc.; 1997 Non-Employee Director Stock Option Plan of Waterlink, Inc.; Waterlink, Inc. Amended and Restated 1995 Stock Option Plan, and the Waterlink,Inc. 1997 Omnibus Incentive Plan of our report dated November 7, 2000, which contains an explanatory paragraph with respect to a going concern uncertainty, with respect to the consolidated financial statements of Waterlink, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2000.




ERNST & YOUNG LLP


Canton, Ohio
December 19, 2000